Exhibit (h)(125)

February 1, 2018

Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of the Investment Advisory Agreement between Janus Investment Fund (the “Trust”) and Janus Capital Management LLC (“JCM”), dated May 30, 2017 (the “Agreement”), provides for compensation payable to JCM with respect to Janus Henderson Short-Term Bond Fund (the “Fund”). Specifically, Section 5 of the Agreement states that the Trust shall pay to JCM for its services a fee, calculated and payable for each day that the Agreement is in effect, of 1/365 of 0.64% of the first $300,000,000 of the daily closing net asset value of the Fund, or 1/365 of 0.54% of the daily closing net asset value of the Fund in excess of $300,000,000 (1/366 of either rate of the daily closing net asset value of the Fund in a leap year).

This letter agreement is to inform you that JCM will waive the Fund’s management fee in the amount of 0.11% beginning February 1, 2018. The waiver will be calculated and payable for each day the voluntary waiver is in effect, 1/365 of 0.11% of the daily closing net asset value of the Fund ((1/366 of 0.11% of the daily closing net asset value of the Fund in a leap year). This waiver will continue in effect until February 1, 2019, unless otherwise terminated, revised or extended. This waiver is applicable only to the Fund and shall not be applicable to any other series of Janus Investment Fund, whether now existing or hereafter created.

This letter agreement may be terminated at any time by the Trustees of the Trust, and may be amended only if such amendment is specifically approved by the Trustees of the Trust.

JANUS CAPITAL MANAGEMENT LLC		JANUS INVESTMENT FUND

By: /s/ Brennan Hughes		By: /s/ Jesper Nergaard
Name:	Brennan Hughes	Name:	Jesper Nergaard
Title:	Senior Vice President, Chief Accounting Officer and Treasurer	Title:	Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

151 Detroit Street, Denver, CO 80206 T (303) 336 4000 janushenderson.com Janus Capital Management LLC serves as an investment adviser.